EXHIBIT 99.1

PLASMATECH BIOPHARMACEUTICALS CLOSES ABEONA THERAPEUTICS ACQUISITION

Two Phase 1/2 Clinical Trials for ABX-101 (MPS IIIB) and ABX-102 (MPS IIIA) For Sanfilippo Syndrome to Commence This Year

New York, NY, May 18, 2015 – PlasmaTech Biopharmaceuticals, Inc. (NASDAQ: PTBI), a biopharmaceutical company focused on gene therapy and cell therapy products for severe and life-threatening rare diseases announced today that it had closed its previously announced acquisition of Abeona Therapeutics, a company engaged in the development and commercialization of therapies for patients with lysosomal storage diseases. The Company will issue to Abeona Therapeutic members a total of 3,979,761 common shares, and up to an additional $9 million in performance milestones, in common stock or cash, at the Company’s option. Additionally, Tim Miller, Ph.D. is appointed President & CEO of PlasmaTech Biopharmaceuticals and joins the Company’s Board of Directors.

“We are excited about closing this transaction, and plan to further build our gene and cell therapy pipeline with additional rare disease programs that will be synergistic with our current programs,” stated Steven H. Rouhandeh, PlasmaTech’s Executive Chairman. “With the closing of this acquisition and recent financings, the Company has added over $20 million to the balance sheet since the end of the first quarter. We welcome Tim Miller, his team and his scientific partners, and look forward to building the portfolio and Company together.”

“This is a very important step in the development of a comprehensive product pipeline in the rare disease space,” said Tim Miller, Ph.D., PlasmaTech’s President & CEO. “I want to thank again all of Abeona’s stakeholders, especially the supporting foundations, patient advocates, and the expanded scientific teams, for the past support and their continued voice in accelerating the Sanfilippo programs.” Abeona stakeholders and supporting foundations include U.S.-based Cure Sanfilippo Foundation, Sanfilippo Research Foundation, Team Sanfilippo, the Abby Grace Foundation, the National MPS Society, The Children’s Medical Research Foundation, Inc., and the Ryan Foundation. Strong overseas support comes from the international Sanfilippo community, with investments from Spain-based Stop Sanfilippo and Sanfilippo B Foundation, Geneva, Switzerland-based Fondation Sanfilippo, Australian-based Sanfilippo Children’s Foundation and Mexico-based Red Sanfilippo Foundation. Support for our programs has also been provided by the Canadian led Sanfilippo Children’s Research Foundation (SCRF).

About PlasmaTech Biopharmaceuticals: PlasmaTech Biopharmaceuticals is focused on advancing gene therapy and cell therapy for rare diseases. PlasmaTech’s lead program is a gene therapy for Sanfilippo syndrome (MPS IIIA and IIIB) in collaboration with patient advocate groups, researchers and clinicians. Clinical trials for Sanfilippo types A and B are anticipated to begin in 2015. In addition, the Company is pursuing two additional proprietary platforms, Salt Diafiltration (SDF™) Process and Polymer Hydrogel Technology (PHT™), and is active in the development and commercialization of human plasma-derived therapeutics, including its proprietary alpha-1 protease inhibitor, SDF Alpha™. The company has developed a robust product pipeline that includes two commercial stage products, MuGard® and ProctiGard™, with additional follow-on products in development. For more information, visit www.plasmatechbio.com.

Company and Media Contact:
Andre’a Lucca
Director of Communications
PlasmaTech Biopharmaceuticals, Inc.
212-786-6208
alucca@plasmatechbio.com

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include, without limitation, those relating to: the Company’s proposed acquisition of Abeona, anticipated acceleration in the development and internationalization of clinical programs, information regarding the future performance of the combined company, the outlook on medical needs, future pipeline expectations, management plans for the Company, the anticipated closing of the transaction, and general business outlook. These statements are subject to numerous risks and uncertainties, including but not limited the satisfaction of closing conditions for the transaction, the parties’ ability to successfully integrate and operate the new company, and achieve expected synergies and other benefits; the impact of competition; the ability to develop products and technologies; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; and other  risks as may be detailed from time to time in the Company’s Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.